Exhibit 3.20

Notwithstanding anything herein to the contrary, this instrument is subject to the provisions of one or more Subordination Agreements, dated as of June 14, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the "Subordination Agreement"), among Pacific Western Bank, as senior lender, the Investors party hereto, each as subordinated creditor, and PogoTec, Inc. In the event of any conflict between the terms of the applicable Subordination Agreement and this instrument, the terms of such Subordination Agreement shall govern and control.

PogoTec, Inc.

Group 1 Note Purchase Agreement

This Note Purchase Agreement, dated as of June 14, 2017 (this “Agreement”) is entered into by and among PogoTec, Inc., a Delaware corporation (the “Company”), and the persons and entities delivering a signature page hereto and listed on the schedule of investors attached hereto as Schedule I (each an “Investor” and, collectively, the “Investors”).

RECITALS

1. The Company is entering into a financial arrangement with Pacific Western Bank or its designees (“Bank”) to provide debt for financing of the Company’s continued operations in the amount of up to $20,000,000 (including any refinancing in the future of the amounts extended by Bank (or its designees), the “Bank Loan”).

2. The Investors are providing loans made directly to the Company pursuant to this Note Purchase Agreement (the “Loans”).

3. On the terms and subject to the conditions set forth herein, each Investor is willing to purchase from the Company, and the Company is willing to sell to such Investor, a promissory note in the principal amount set forth opposite such Investor’s name on Schedule I hereto and as reflected on such Investor’s signature page hereto.

4. The Investors are also entering into a Contribution, Indemnity, Intercreditor and Collateral Agency Agreement on or about the date hereof (the “Contribution Agreement”) with (a) certain direct and indirect owners of the Company that have arranged for standby letters of credit to be issued by various financial institutions naming Bank as the beneficiary thereunder (the “Letters of Credit”) in support of the Bank Loan (the “SLC Investors”), and (b) certain direct and indirect owners of the Company that have pledged funds in support of the Bank Loan and deposited such funds into accounts (the “Pledged Accounts”) subject to control agreements in favor of Bank (the “Pledged Account Investors”). Certain of the Investors may from time to time also be SLC Investors and/or Pledged Account Investors.

5. In support of the obligations of the Company under the Contribution Agreement, this Agreement, each note issued hereunder, and certain other documents and agreements, the Company has pledged to the Investors, the SLC Investors, and the Pledged Account Investors a security interest in certain of its assets pursuant to an Intellectual Property Security Agreement dated as of the date hereof (the “Intellectual Property Security Agreement”).

6. In exchange for the Investors providing the Loans, the SLC Investors providing the Letters of Credit, and the Pledged Account Investors arranging the Pledged Accounts the Company has agreed to issue Warrants to the Investors, the SLC Investors, and the Pledged Account Investors pursuant to a Warrant Issuance Agreement dated on or about the date hereof (the “Warrant Issuance Agreement”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1. The Notes.

(a) Issuance of Notes. At the Closing (as defined below), the Company agrees to issue and sell to each of the Investors, and, subject to all of the terms and conditions hereof, each Investor agrees to purchase a promissory note in the form of Attachment A hereto (each a “Note” and collectively the “Notes” and together with this Agreement and all other documents and instruments executed in connection herewith, the “Transaction Documents”) in the principal amount set forth opposite the Investor’s name on Schedule I hereto and as reflected on such Investor’s signature page hereto.

(b) Delivery. The sale and purchase of each Note will take place at one or more closings (each a “Closing”) to be held at such place and time as the Company and the Investor may determine (a “Closing Date”). At each Closing, the Company will deliver to each Investor the Note to be purchased by such Investor, against receipt by the Company of the corresponding purchase price set forth on Schedule I hereto and/or such Investor’s signature page hereto (the “Purchase Price”).

2. Representations and Warranties of the Company. Except as may be set forth in the Schedule of Exceptions attached hereto as Attachment B, the Company represents and warrants to the Investors that:

(a) Due Incorporation, Qualification, etc. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation (or in the process of becoming qualified, licensed and in good standing) in each jurisdiction where the failure to be so qualified or licensed could reasonably be expected to have a material adverse effect on the Company.

(b) Authority. The execution, delivery and performance by the Company of each Transaction Document to be executed by the Company and the consummation of the transactions contemplated thereby (i) are within the power of the Company and (ii) have been duly authorized by all necessary actions on the part of the Company.

(c) Enforceability. Each Transaction Document executed, or to be executed, by the Company has been, or will be, duly executed and delivered by the Company and constitutes, or will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(d) Non-Contravention. The execution and delivery by the Company of the Transaction Documents executed by the Company and the performance and consummation of the transactions contemplated thereby do not and will not violate the Company’s Certificate of Incorporation or Bylaws (“Charter Documents”) or any material judgment, order, writ, decree, statute, law, rule or regulation applicable to the Company; or (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any material mortgage, indenture, agreement, instrument or contract to which the Company is a party or by which it is bound.

(e) Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other individual or entity (a “Person”) (including, without limitation, the shareholders of any Person) is required in connection with the execution and delivery of the Transaction Documents executed by the Company and the performance and consummation of the transactions contemplated thereby.

3. Representations and Warranties of Investors. Each Investor represents and warrants to the Company upon the acquisition of the Note as follows:

(a) Binding Obligation. Such Investor has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Each of this Agreement and the Note issued to such Investor is a valid and binding obligation of such Investor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b) Securities Law Compliance. Such Investor has been advised that the Note and the underlying securities into which the Note may directly or indirectly be exercised for and/or convert (the “Conversion Securities”), have not been registered under the Securities Act of 1933, as amended, (the “Securities Act”), or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. Such Investor is aware that, except as may be set forth in other agreements with such Investor, the Company is under no obligation to effect any such registration with respect to the Note or the Conversion Securities or to file for or comply with any exemption from registration. Such Investor has not been formed solely for the purpose of making this investment and is purchasing the Note to be acquired by such Investor hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof. Such Investor has such knowledge and experience in financial and business matters that such Investor is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time. Such Investor is an accredited investor as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

(c) Access to Information. Such Investor acknowledges that the Company has given such Investor access to the corporate records and accounts of the Company and to all information in its possession relating to the Company, has made its officers and representatives available for interview by such Investor, and has furnished such Investor with all documents and other information required for such Investor to make an informed decision with respect to the purchase of the Note.

(d) Representations and Warranties to Third Parties; Performance. Any representations and warranties made or to be made in connection with the transactions contemplated hereby (including without limitation to Bank, any successor lender, and/or to the financial institution issuing such Investor’s Letter of Credit or having control over such Investor’s Pledged Acount) shall be true and correct in all respects. Such Investor hereby covenants and agrees to perform in good faith and in all respects each obligation, and to observe each covenant of such Investor, arising under any Letter of Credit or in connection with a Pledged Account or under any agreement with Bank or any successor Lender related to the transactions contemplated hereby.

4. Conditions to Closing of the Investors. Each Investor’s obligations at a Closing in which such Investor has agreed to participate are subject to the fulfillment, on or prior to the applicable Closing Date, of all of the following conditions, any of which may be waived in whole or in part by the Investors agreeing to participate in such Closing that represent a majority of the principal to be purchased at such Closing:

(a) Representations and Warranties. The representations and warranties made by the Company in Section 2 hereof shall have been true and correct in all material respect when made, and shall be true and correct in all material respect on the applicable Closing Date.

(b) Governmental Approvals and Filings. Except for any notices required or permitted to be filed after the applicable Closing Date with certain federal and state securities commissions, the Company shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Note.

(c) Legal Requirements. At the applicable Closing, the sale and issuance by the Company, and the purchase by the Investors participating in such Closing, of the Note shall be legally permitted by all laws and regulations to which the Investors or the Company are subject.

(d) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the applicable Closing and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Investors participating in such Closing.

(e) Transaction Documents. The Company shall have duly executed and delivered to the Investors participating in such Closing the following documents:

(i) This Agreement;

(ii) The Note to be issued hereunder at such Closing;

(iii) The Contribution Agreement;

(iv) The Intellectual Property Security Agreement, and

(v) The Warrant Issuance Agreement together with each Warrant to be issued thereunder.

5. Conditions to Obligations of the Company. The Company’s obligation to issue and sell the Note at any Closing is subject to the fulfillment, on or prior to the applicable Closing Date, of the following conditions, any of which may be waived in whole or in part by the Company:

(a) Representations and Warranties. The representations and warranties made by the Investors participating in such Closing in Section 3 hereof shall be true and correct when made, and shall be true and correct on the Closing Date.

(b) Governmental Approvals and Filings. Except for any notices required or permitted to be filed after the Closing Date with certain federal and state securities commissions, the Company shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Note.

(c) Legal Requirements. At the Closing, the sale and issuance by the Company, and the purchase by the Investors participating in such Closing, of the Note shall be legally permitted by all laws and regulations to which the Investors or the Company are subject.

(d) Transaction Documents. The Investors participating in such Closing shall have duly executed and delivered to the Company the following documents:

(i) This Agreement; and

(ii) The Contribution Agreement or a joinder to the Contribution Agreement, as applicable.

(e) Purchase Price. The Investors participating in such Closing shall have delivered to the Company the Purchase Price in respect of the Note(s) being purchased by such Investors referenced in Section 1(a) hereof.

(f) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Company.

6. Miscellaneous.

(a) Waivers and Amendments. Any provision of this Agreement may be amended, waived or modified only upon the written consent of the Company and each Investor.

(b) Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions of the State of New York or of any other state.

(c) Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.

(d) Successors and Assigns. Subject to the restrictions on transfer described in Sections 6(e) and 6(f) below, the rights and obligations of the Company and the Investors shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(e) Assignment by the Company. Except in connection with a Change of Control, the rights, interests or obligations hereunder may not be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of each Investor. The term “Change of Control” shall mean (i) any consolidation or merger involving the Company pursuant to which the Company’s stockholders prior to such transaction own less than fifty percent (50%) of the voting securities of the surviving entity; or (ii) the sale of all or substantially all of the assets of the Company.

(f) Entire Agreement. The Transaction Documents constitute and contain the entire agreement among the Company and Investors and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof and thereof.

(g) Notices. All notices and other communications given or made hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, with a copy to be sent by United States first class mail, postage prepaid; (iii) five (5) days after being sent by registered or certified mail, return receipt required, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or to such electronic mail address, facsimile number or address as subsequently modified by written notice given in according with this Section 6(h).

(h) Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of New York or the United States District Court for the Southern District of New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

(i) WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(j) Separability of Agreements; Severability of this Agreement. The Company’s agreement with each of the Investors is a separate agreement. Unless otherwise expressly provided herein, the rights of each Investor hereunder are several rights, not rights jointly held with any of the other Investors. Any invalidity, illegality or limitation on the enforceability of the Agreement or any part thereof, by any Investor whether arising by reason of the law of the respective Investor’s domicile or otherwise, shall in no way affect or impair the validity, legality or enforceability of this Agreement with respect to other Investors. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(k) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(l) Capitalized terms not otherwise defined herein shall have the meaning set forth in the form of Note attached hereto as Attachment A.

[SIGNATURE PAGE FOLLOWS]

The parties have caused this Note Purchase Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

PogoTec, Inc.
a Delaware corporation

/s/ Ron Blum
Ron Blum,
President and CEO

Signature Page to Note Purchase Agreement

Scott McKnight, as an Investor

By:	/s/ Scott McKnight
Scott McKnight

Notice information:

Investment Details:

Note Principal:

Kurt Weir, as an Investor

By:	/s/ Kurt Weir
Kurt Weir

Notice information:

Investment Details:

Note Principal:

SCHEDULE I

LIST OF INVESTORS

The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

Attachment A

Form of Note

Notwithstanding anything herein to the contrary, this instrument is subject to the provisions of a Subordination Agreement, dated as of June ___, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the "Subordination Agreement"), among Pacific Western Bank, as senior lender, Scott McKnight, as subordinated creditor, and PogoTec, Inc. In the event of any conflict between the terms of the Subordination Agreement and this instrument, the terms of the Subordination Agreement shall govern and control.

PogoTec, Inc.

Promissory Note

June __, 2017

$[●]	Roanoke, VA

FOR VALUE RECEIVED, PogoTec, Inc., a Delaware corporation (the “Company”) promises to pay to [●] (the “Investor”), or its registered assigns, in lawful money of the United States of America the principal sum of $[●] or such lesser amount as shall equal the outstanding principal amount hereof, together with simple interest from the date of this Promissory Note (the “Note”) on the unpaid principal balance at a rate equal to 3.0% per annum. Outstanding principal and accrued interest shall be due and payable after the date on which the Bank Loan is paid in full (the “Bank Loan Termination Date”) at such times and in such amounts as determined by the Company in its discretion, but in any case in no more than two (2) equal annual installments, with the first such installment to be made within ninety (90) days following the Bank Loan Termination Date (“Maturity Date”). This Note is issued pursuant to the Note Purchase Agreement dated as of June __, 2017 (the “Note Purchase Agreement”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Note Purchase Agreement.

The following is a statement of the rights of the Investor and the conditions to which this Note is subject, and to which the Investor, by the acceptance of this Note, agrees:

1. Prepayment.

(a) Process for Making Demand. If any holder of Notes issued under the Note Purchase Agreement (including Investor) seeks to make a demand for repayment hereunder, the party shall do so in a writing to the Company that specifies the repayment date (the “Repayment Date”), which shall be no sooner than 30 days following the receipt by the Company of the written demand for repayment and shall be no sooner than the Maturity Date.

2. Change of Control. The term “Change of Control” means (a) the acquisition of the Company by another entity by means of any transaction (including, without limitation, any reorganization, merger, purchase of outstanding stock, or consolidation), (b) a sale of all or substantially all of the material assets of the Company (including, intellectual property rights which, in the aggregate, constitute substantially all of the corporation’s material assets), or (c) any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of the Company having the right to vote for the election of members of the Board of Directors. “Change of Control” does not, however, include (i) any such transaction in which the stockholders of the Company prior to the transaction hold more than 50% of the voting securities of the surviving or acquiring entity immediately after the transaction or (ii) the sale of the Company’s equity securities in any private equity financing, the principal purpose of which is to raise funds for the continued operation of the Company.

3. Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of Company and Investor. Notwithstanding the foregoing, no amendment, waiver, or modification of this Note may adversely affect the rights of the Investor in a manner different than the other Investors, or adversely affect the rights of any of the parties to the Contribution Agreement other than the Company. If such amendment, waiver, or modification affects any such rights, then the written consent of a majority of the pro-rata shares of each of the Investors and the parties to the Contribution Agreement shall also be required to enforce such amendment, waiver or modification.

4. Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall in writing and faxed, mailed or delivered to each party at the respective addresses of the parties as set forth in the Note Purchase Agreement, or at such other address or facsimile number as Company shall have furnished to the Investor in writing. All such notices and communications shall be effective (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, with a copy to be sent by United States first class mail, postage prepaid, (c) five (5) days after being sent by registered or certified mail, return receipt required, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

5. Usury. In the event any interest is paid on this Note is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

6. Waivers. Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

7. Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions of the State of New York, or of any other state.

8. Security. This Note is secured by that certain Intellectual Property Security Agreement dated as of June __, 2017, by the Company in favor of Jack McDougall as collateral agent on behalf of the “Investors” as such term is defined therein.

[Signature Page Follows]

IN WITNESS WHEREOF, Company has caused this Note to be issued as of the date first written above.

PogoTec, Inc. (“Company”) a Delaware corporation

Ron Blum, President and CEO Address:

4502 Starkey Road
Suite 109
Roanoke, VA 24018
Email: rblum@pogotec.com